EXHIBIT 21

                     SUBSIDIARIES OF THE REGISTRANT


        Name of                                     State of
    Subsidiaries *                                Incorporation

Koger Real Estate Services, Inc.                     Florida

Southeast Properties Holding Corporation, Inc.       Florida



* All of the above subsidiaries are wholly owned by Koger Equity, Inc.